Exhibit 99.1

FSA TRAVEL, LLC

BALANCE SHEETS

	March 31, 2025 (Unaudited)	December 31, 2024

ASSETS
Current Assets:
Cash	$475,344	$6,987
Accounts receivable	13,460	27,311
Investment in NextTrip	500,000	-
Total Current Assets	988,804	34,298

Non-Current Assets:
Property and Equipment, net	-	-
Intangible Assets, net	577,569	593,611
Total Non-Current Assets	577,569	593,611
TOTAL ASSETS	$1,566,373	$627,909

LIABILITIES
Current Liabilities:
Accounts payable	$19,387	$20,315
Accrued expenses	1,505	2,649
Due to Unitholders	1,000,000	-
Total Current Liabilities	1,020,892	22,964

Non-Current Liabilities
SBA loan	199,100	199,100
Total Non-Current Liabilities	199,100	199,100

TOTAL LIABILITIES	1,219,992	222,064

Commitments and Contingencies	-	-

MEMBERS’ EQUITY
Additional paid-in capital	2,219,000	2,219,000
Accumulated deficit	(1,872,619)	(1,813,155)
TOTAL MEMBERS’ EQUITY	346,381	405,845
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$1,566,373	$627,909

See accompanying notes to financial statements

FSA TRAVEL, LLC

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2025	2024

REVENUES	$43,683	$65,762

OPERATING EXPENSES
Salaries and benefits	43,636	96,101
General and administrative	1,472	1,380
Marketing and advertising	401	-
Technology	31,856	40,782
Professional services	5,894	2,268
Depreciation and amortization	16,042	16,042
Other expense	990	874
Total Operating Expenses	100,291	157,447
OPERATING LOSS	(56,608)	(91,685)

OTHER EXPENSE
Interest Expense	(2,856)	(2,924)
Total Other Expense	(2,856)	(2,924)

Net Loss	$(59,464)	$(94,609)

See accompanying notes to financial statements

FSA TRAVEL, LLC

STATEMENTS OF MEMBERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024

(Unaudited)

	Z Units	Common Units	Additional Paid-in Capital	Accumulated Deficit	Total
Balances, December 31, 2023	890	10,000	$2,219,000	$(1,611,724)	$607,276

Net Loss	-	-	-	(94,609)	(94,609)
Balances, March 31, 2024	890	10,000	$2,219,000	$(1,706,333)	$512,667

Balances, December 31, 2024	890	10,000	$2,219,000	$(1,813,155)	$405,845

Net Loss	-	-	-	(59,464)	(59,464)
Balances, March 31, 2025	890	10,000	$2,219,000	$(1,872,619)	$346,381

See accompanying notes to financial statements

FSA TRAVEL, LLC

STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(59,464)	$(94,609)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	16,042	16,042

Changes in Operating Assets and Liabilities
Accounts receivable	13,851	17,898
Due to unitholders	1,000,000	-
Deferred revenue	-	13,360
Accounts payable and accrued expenses	(2,072)	12,761
Net Cash Provided (Used) in operating activities	968,357	(34,548)

Investing Activities
Investment in NextTrip	(500,000)	-
Net Cash Used in Investing Activities	(500,000)	-

Increase (Decrease) in cash	468,357	(34,548)
Cash at Beginning of Period	6,987	122,213
Cash at the End of Period	$475,344	$87,665

Supplemental Cash Flow Information
Cash paid for interest	$2,856	$2,924
Cash paid for taxes	$-	$-

See accompanying notes to financial statements

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

MARCH 31, 2025 AND 2024

1.	Business Description and Going Concern

FSA Travel, LLC (“Five Star”, “FSA”, or the “Company”) was organized on March 9, 2018, under the laws of the State of New York. The Limited Liability Company Agreement was entered into on August 18, 2018, and made effective on that date. The Company’s head office is located at 265 Read Avenue, Yonkers, NY 10707.

The Company is a premier high-end travel agency known for its curated collection of over 5,000 luxury hotels and resorts worldwide, providing personalized recommendations and high-end travel solutions for travelers. Since 2005, FSA has been a leader in luxury travel by offering the most comprehensive, hand-picked collection of four and five-star luxury hotels and resorts worldwide and provides a full range of travel products including airfare, transportation, luxury river and ocean cruises, group and meeting services, concierge services, and more.

Sale of FSA Travel, LLC to NextTrip, Inc.

On February 6, 2025, the Company and John McMahon, as Majority Member, and the other members of FSA (collectively the “FSA Members”) entered into a Membership Interest Sale Agreement (the “Sale Agreement”) with NextTrip, Inc. (“NextTrip”). Pursuant to the Sale Agreement, on February 10, 2025 (the “Initial Closing Date”), NextTrip purchased 9,608 membership units of FSA (equal to a 49% ownership stake in FSA immediately after closing) (the “Initial Interests”) in exchange for NextTrip’s (i) payment of $500,000 in cash and (ii) issuance of 161,291 shares of NextTrip Series O Nonvoting Convertible Preferred Stock (“Series O Preferred”) to FSA. In connection with, and as a condition to, the Initial Closing, Mr. McMahon and Courtney May each entered into employment agreements with NextTrip and became an employee of NextTrip as of the Initial Closing Date.

In addition, subject to satisfaction of the conditions discussed below, the Sale Agreement provides NextTrip with an option (the “Option”), in its sole discretion, to purchase the remaining 51% of the membership units from the FSA Members within 60 days of the Initial Closing Date (the “Final Closing Date”), in exchange for (i) the payment by NextTrip to the FSA Members of an aggregate of $500,000 in cash and (ii) the issuance of an aggregate of 161,291 shares of Series O Preferred to the Members (the “Final Closing”). The NextTrip Option is subject to, and contingent upon, satisfaction of the following conditions: (i) the continued employment of Mr. McMahon and Ms. May by NextTrip, subject to limited exceptions, (ii) the completion of a $2,000,000 capital raise by NextTrip, and (iii) the continued operation of FSA by FSA’s existing management until the Final Closing Date.

In addition to the above consideration, the FSA Sale Agreement provides that NextTrip shall make additional payments to the Members upon achievement of certain milestones, as follows:

1.	The payment of $100,000 in cash and the issuance of 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings of Travel Products for five Groups by FSA, the commissions to FSA for which are scheduled to be collected after the Final Closing;

2.	The payment of $100,000 in cash and the issuance of 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings of cruise related Travel Products, the gross cumulative cost of which to the customers is greater than or equal to $25,000 and the commissions for which are scheduled to collected after the Final Closing;

3.	The payment of $100,000 in cash and issuance of 32,258 shares of Series O Preferred at such time as FSA shall deliver all necessary passcodes to allow NextTrip full remote access to the FSA booking engine for use by NextTrip; and

4.	The payment of $100,000 in cash and issuance 32,258 shares of Series O Preferred at such time as FSA shall have Travel Bookings for Travel Products, the cumulative gross cost of which to the customers is greater than or equal to $1 million and the commissions for which are scheduled to be collected after the Final Closing.

Going Concern

As of March 31, 2025, and December 31, 2024, the Company had an accumulated deficit of $1,872,619 and $1,813,155 respectively, and a working capital deficit of $32,088 and a working capital surplus of $11,334, respectively, and has incurred losses since incorporation. The Company will either need to sell to a strategic buyer with existing capabilities to benefit from audience, relationships, technology and top-line revenues or will need to raise additional funds through equity or debt financings to support the on-going operations, increase market penetration of our products, expand the marketing and development of our travel and technology driven products, provide capital expenditures for additional equipment and development costs, payment obligations, and systems for managing the business including covering other operating costs until the planned revenue streams are fully implemented and begin to offset operating costs. Failure to sell the Company or obtain additional capital to finance the Company’s working capital needs on acceptable terms, or at all, would negatively impact the Company’s financial condition and liquidity.

In light of the foregoing, there is substantial doubt about our ability to continue as a going concern for 12 months from the date of the filing of this Report.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Functional and presentation currency

These financial statements are presented in United States dollars (“USD”), which is the Company’s functional and reporting currency. All financial information has been rounded to the nearest dollar except where otherwise indicated.

Limited Liability of Members

The liability of the Managers to the Company and the Members shall be limited to the extent, now or hereafter set forth in the Articles of the Operating Agreement and as provided under the New York Act.

Except as otherwise provided in the New York Act or by Applicable Law, no Member, Manager or Officer will be obligated personally for any debt, obligation or liability of the Company or of any Company subsidiaries, whether arising in contract, tort or otherwise, solely by reason of being a Member, Manager and/or Officer.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These differences could have a material effect on the Company’s future results of operations and financial position. Significant items subject to estimates and assumptions include the carrying amounts of intangible assets, depreciation and amortization.

Information about key assumptions and estimation uncertainty that has a significant risk of resulting in a material adjustment to the carrying amounts of the Company’s assets and liabilities within the next financial year are referenced in the notes to the financial statements as follows:

●	The assessment of the Company to continue as a going concern;
●	The measurement and useful life of intangible assets and property and equipment
●	Recoverability of long-lived assets

Cash and Cash Equivalents

Cash consists of amounts denominated in US dollars. The Company has not experienced any losses on such accounts. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of March 31, 2025 or December 31, 2024.

Accounts Receivable

Accounts receivables are recorded at the invoiced amount and do not bear interest. The allowance for credit losses is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable.

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for credit losses is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Accounts receivable balances as of March 31, 2025 and December 31, 2024 and 2023 were $13,460 and $27,311, respectively.

Intangible assets

The Company measures separately acquired intangible assets at cost less accumulated amortization and impairment losses. The Company recognizes internally developed intangible assets when it has determined that the completion of such is technically feasible, and the Company has sufficient resources to complete the development. Subsequent expenditures are capitalized when they increase the future economic benefits of the associated asset. All other expenditures are recorded in profit or loss as incurred.

The Company assesses whether the life of intangible asset is finite or indefinite. The Company reviews the amortization method and period of use of its intangible assets at least annually. Changes in the expected useful life or period of consumption of future economic benefits associated with the asset are accounted for prospectively by changing the amortization method or period as a change in accounting estimates in profit or loss. The Company has assessed the useful life of its trademarks as indefinite.

The estimated useful lives for the Company’s finite life intangible assets are as follows:

Category	Method	Estimated useful life
Software	Straight line	15 years
Domain name	Straight line	20 years
Customer database	Straight line	10 years

Impairment of Intangible Assets

In accordance with ASC 350-30-65 “Goodwill and Other Intangible Assets”, the Company assesses the impairment of identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important, which could trigger an impairment review include the following:

1. Significant underperformance compared to historical or projected future operating results.

2. Significant changes in the manner or use of the acquired assets or the strategy for the overall business, and

3. Significant negative industry or economic trends.

When the Company determines that the carrying value of an intangible asset may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent to the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. Intangible assets that have finite useful lives are amortized over their useful lives.

Concentration of Credit Risk

Financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash. All of the Company’s cash is held at high credit quality financial institutions. At March 31, 2025, the Company had $225,344 in balances above federally insured limits. At December 31, 2024, the Company did not have any balances over federally insured limits. There is no credit risk in accounts receivable as they are all deemed collectable.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued expenses, and notes payable are of approximately fair value due to the short-term maturities of these instruments.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic No. 606. In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that superseded nearly all existing revenue recognition guidance under prior U.S. GAAP and replaced it with a principles-based approach for determining revenue recognition. The core principle of the standard is the recognition of revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In general, we determine revenue recognition by: (1) identifying the contract, or contracts, with our customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to performance obligations in the contract; and (5) recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

The Company provides online travel booking services for luxury hotels, cruises, group travel, and other premium travel-related offerings through its platform. In all transactions, the Company operates as an agent, facilitating the reservation between the customer and the travel service provider. As such, revenue is recognized on a net basis, representing only the commission or service fee earned.

In accordance with ASC 606, the Company evaluates its role in the transaction and has determined it does not control the underlying travel services prior to transfer to the customer. Consequently, the Company concludes that it is acting as an agent rather than a principal.

Revenue is recognized on the date of travel, which reflects the point at which the Company’s performance obligation is satisfied and ensures that any cancellations or changes have been accounted for. Booking changes, cancellations, and refund policies are governed by the individual travel providers.

Marketing revenue is derived from email newsletter participation as well as hotel activation fees and priority placement in the hotel city listing section of the website. Revenue is recognized in the month that the activation is live on Five Star Alliance or when email newsletter is distributed.

3.	Property and Equipment

Property and equipment, consisting of office and computer equipment, was fully depreciated as of March 31, 2025 and December 31, 2024. Depreciation expense for the three months ended March 31, 2025 and 2024 was $0.

4.	Intangible Assets

On August 20, 2018, the Company entered into an Asset Purchase Agreement (the “APA”) with Questex, LLC whereby the Company acquired assets used exclusively in the conduct of its business of luxury hotel and resort reservations for a purchase price of $1,000,000. Management determined that all purchased tangible assets had no value and accordingly the entire purchase price was allocated to intangible assets and is being amortized over 10-20 years.

Intangible assets as of March 31, 2025 and December 31, 2024 consisted of the following:

	March 31, 2025	December 31, 2024
Purchased intangible assets	$1,000,000	$1,000,000
Less: Accumulated amortization	(422,431)	(406,389)
Intangible assets, net of amortization	$577,569	$593,611

Amortization expense for the three months ended March 31, 2025 and 2024 was $16,042 and $16,042, respectively.

In accordance with ASC 350-30, Intangibles—Goodwill and Other, the Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Based on management’s review as of March 31, 2025 and December 31, 2024, no indicators of impairment were identified, and no impairment losses have been recognized to date.

5.	Income Taxes

The Company is organized as a limited liability company and is treated as a partnership for U.S. federal and most applicable state income tax purposes. As such, the Company is generally not subject to federal income taxes at the entity level. Instead, each member is individually responsible for reporting their allocable share of the Company’s income, deductions, losses, and credits on their respective tax returns. Accordingly, no provision for income taxes has been included in the accompanying financial statements.

The income, gains, losses, deductions and expenses of the Company are allocated among the Members pursuant to the terms of the FSA Limited Liability Company Agreement.

6.	SBA Loan

On May 12, 2020, the Company was granted an Economic Injury Disaster Loan (“EIDL”) from the U.S. Small Business Administration (“SBA”) in the original principal amount of $50,500. The loan bears interest at a fixed rate of 3.75% per annum, with interest accruing only on funds actually advanced. Under the terms of the loan, installment payments of $247 per month, including principal and interest, began twelve months from the date of the promissory note, with the remaining balance of principal and interest due thirty years from the date of the note. Payments are to be applied first to accrued interest and then to outstanding principal.

On October 4, 2021, the SBA approved an amendment to the EIDL, increasing the total loan amount to $199,100. As a result of the increased principal, the required monthly installment payment was adjusted to $995, including principal and interest, with the maturity date and other terms of the loan remaining unchanged.

As of March 31, 2025, and December 31, 2024 the outstanding balance of the EIDL loan was $199,100, and accrued interest payable was $1,505 and $2,649, respectively.

The EIDL loan is secured by a general security interest in the Company’s assets.

7.	Members’ Equity

Common Units

Common Units represent a fractional part of a Unitholders’ interest in the profits, losses, and distributions of the Company. The Common Units have all of the voting rights. For the three months ended March 31, 2025 and 2024, the Company had 10,000 Common Units outstanding, all of which were held by John McMahon, the Company’s Managing Member.

Class Z Units

Class Z Units represent a fractional part of a Unitholders’ interest in the profits, losses, and distributions of the Company. Class Z Units have no voting, consent, or similar rights. For the three months ended March 31, 2025 and 2024, the Company had 890 Class Z Units issued and outstanding.

8.	Subsequent Events

The Company’s management has evaluated subsequent events after the balance sheet dated as of March 31, 2025, through June 30, 2025.

 On April 9, 2025 (the “Final Closing Date”), NextTrip exercised the Option and, in satisfaction of its obligations under the Sale Agreement in connection with the Final Closing, NextTrip paid the FSA Members an aggregate of $500,000 in cash and issued the FSA Members an aggregate of 161,291 shares of Series O Preferred stock. As a result, as of the Final Closing Date, NextTrip acquired the remaining 51% of the membership units in FSA and FSA became a wholly owned subsidiary of NextTrip.

 On April 28, 2025 (the “Milestone Determination Date”), the parties determined that each of the milestones had been achieved, and in satisfaction of its obligations under the Sale Agreement, NextTrip paid the FSA Members an aggregate of $400,000 in cash and issued the FSA Members an aggregate of 120,967 shares of Series O Preferred stock.